UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2010

The Center For Wound Healing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51317	87-0618831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 White Plains Road, Suite 200
Tarrytown, NY 10591
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code (914) 372-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to Vote of Security Holders.

(a)  On November 2, 1010, pursuant to the terms of the Voting Agreement dated as of October 5, 2010, among CFWH Holding Corporation (“Parent”), The Center For Wound Healing, Inc. (the “Company”) and certain holders of shares of Common Stock, par value $0.001 per share (“Common Stock”) of the Company, such holders, who collectively own approximately 68.3% of the issued and outstanding Common Stock, acting by written consent without a meeting, adopted resolutions approving the Agreement and Plan of Merger (“Merger Agreement”) dated as of October 5, 2010, among Parent, CFWH Merger Sub, Inc., a wholly-owned subsidiary  of Parent, and the Company, and the transactions contemplated thereby.   The Merger Agreement and the Voting Agreement were filed as Exhibits 2.1 and 2.2, respectively, to the Current Report on Form 8-K dated October 5, 2010, filed by the Company.

Item 8.01                      Other Events

It is now currently anticipated that the employment Michael J. Jakolat, the Company’s Chief Financial Officer and Chief Accounting Officer, will not continue following the closing of the transactions contemplated by the Merger Agreement, including the merger (“Merger”) provided for in the Merger Agreement.  Mr. Jakolat, therefore, will be entitled to receive a payment of approximately $291,600 under his existing employment agreement by reason of a change of control of the Company.   As a result, under the terms of the Merger Agreement, the minimum per share merger consideration that holders of Common Stock will be entitled to receive in the Merger will be $0.567 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      November 4, 2010

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Andrew G. Barnett
Chief Executive Officer